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                                                                     Exhibit 4.3

                              AMENDED AND RESTATED
                               SECURITY AGREEMENT


                          Dated as of January 28, 2003


                                      from


                            XM SATELLITE RADIO INC.,


                                   as Pledgor


                                       to


                              THE BANK OF NEW YORK,

                               as Collateral Agent

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.   Definitions...............................................................2

2.   Grant of Security Interest................................................2

3.   Security for Obligations..................................................3

4.   Delivery of Collateral....................................................4

5.   Representations and Warranties............................................5

6.   As to the Collateral......................................................6

7.   Additional Shares.........................................................7

8.   Payment of Taxes and Claims...............................................8

9.   Covenants and Agreements..................................................9

10.  The Collateral Agent Appointed Attorney-in-Fact..........................10

11.  The Collateral Agent May Perform.........................................11

12.  The Collateral Agent's Duties............................................11

13.  Notice of Event of Default...............................................12

14.  Remedies.................................................................12

15.  Expenses.................................................................13

16.  Repayment in Bankruptcy, etc.............................................13

17.  No Segregation of Moneys; No Interest....................................13

18.  Continuing Security Interest; Termination................................14

19.  Notices..................................................................14

20.  Margin Regulations.......................................................14

21.  Other Provisions.........................................................14

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                     AMENDED AND RESTATED SECURITY AGREEMENT

          AMENDED AND RESTATED SECURITY AGREEMENT (this "Agreement"), dated as of January 28, 2003, made by XM Satellite Radio Inc., a Delaware corporation (the "Pledgor"), to The Bank of New York, as collateral agent (the "Collateral Agent") for the Secured Parties (as defined herein).

                                    RECITALS

          A. The Pledgor and The Bank of New York, as Trustee (in such capacity, the "Original Trustee"), have entered into that certain Indenture dated as of March 15, 2000 (as amended, restated, supplemented or otherwise modified from time to time, the "Original Indenture"), pursuant to which the Pledgor (a) issued $325,000,000 aggregate principal amount at maturity of its 14% Senior Secured Notes due 2010 (the "Original Notes"), and (b) executed and delivered a Security Agreement, dated as of March 15, 2000 (the "Original Security Agreement"), to The Bank of New York, as Collateral Agent for the benefit of the holders under the Original Indenture.

          B. The Pledgor and The Bank of New York, as Trustee (in such capacity, the "New Trustee"), have entered into that certain Indenture, dated as of the date hereof, pursuant to which the Pledgor may issue up to $474,200,000 aggregate principal amount at maturity of its 14% Senior Secured Discount Notes due 2009 (the "New Notes").

          C. The Pledgor, XM Satellite Radio Holdings Inc., a Delaware corporation ("Holdings"), and certain noteholders (the "Convertible Notes Noteholders") have entered into that certain Note Purchase Agreement, dated as of December 21, 2002, pursuant to which the Pledgor and Holdings are issuing 10% Senior Secured Discount Convertible Notes due 2009 in an aggregate principal amount at maturity of up to $415,800,000.

          D. The Pledgor and Holdings have entered into (a) that certain Credit Agreement with General Motors Corporation ("General Motors"), dated as of the date hereof, pursuant to which the Pledgor and Holdings may receive certain advances in an aggregate principal amount not to exceed $100,000,000, and (b) that certain Note Purchase Agreement, with OnStar Corporation ("OnStar") dated as of December 21, 2002, pursuant to which the Pledgor and Holdings are issuing 10% Series GM Senior Secured Convertible Notes due 2009 in the aggregate principal amount of $89,042,387.

          E. From time to time after the date hereof, the Pledgor may, subject to the terms and conditions of the agreements described in Paragraphs A through D above, incur additional indebtedness to obligees (the "Additional Creditors") that is pari passu in right of payment to the obligations of the Pledgor under such agreements.

          F. The Original Trustee, the New Trustee, General Motors, OnStar, the Convertible Notes Noteholders, the Additional Creditors that may from time to time become party thereto and The Bank of New York, as Collateral Agent, have entered into that certain Intercreditor and Collateral Agency Agreement (FCC Licence Subsidiary Pledge Agreement), dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Intercreditor Agreement"), pursuant to which, among other things, The Bank of

New York was appointed to serve as Collateral Agent under this Agreement on behalf of the Original Trustee, the New Trustee, the Convertible Notes Noteholders, General Motors, OnStar and the Additional Creditors (the Original Trustee, the New Trustee, the Convertible Notes Noteholders, General Motors, OnStar and the Additional Creditors are hereinafter referred to collectively as the "Secured Parties").

          G. The Pledgor is the owner of the issued and outstanding capital stock described in Schedule I hereto (the "Pledged Shares") representing 100% of the issued and outstanding capital stock of XM Radio Inc., a Delaware corporation (the "FCC License Subsidiary"), and there are (i) no outstanding or existing options, warrants or other securities exercisable for, or exchangeable for, or convertible into, capital stock of the FCC License Subsidiary and (ii) no agreements with respect to the issuance or sale of any of the foregoing.

          H. The Pledgor and the Collateral Agent have agreed to amend and restate the Original Security Agreement to grant to the Collateral Agent, for the benefit of the Secured Parties, the pledge and assignment contemplated by this Agreement.

          In consideration of the premises, the agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Parties, to amend and restate the Original Security Agreement in its entirety so that on and after the date hereof the Original Security Agreement shall read in its entirety as follows:

1.   Definitions.

          All capitalized terms used but not otherwise defined herein have the meanings given to them in the Intercreditor Agreement.

2.   Grant of Security Interest.

     (a) The Pledgor hereby unconditionally assigns, pledges and grants to the Collateral Agent for its benefit and the benefit of the Secured Parties, a first priority security interest in and to all of the Pledgor's right, title and interest in and to the following, whether now owned or existing or hereafter arising or acquired and wheresoever located (collectively, the "Collateral"):

          (i) the Pledged Shares and the certificates representing the Pledged Shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

          (ii) all additional shares of issued and outstanding shares, interests, participations, warrants or other equivalents (however designated) of corporate stock ("Stock") of the FCC License Subsidiary from time to time acquired by the Pledgor in any manner, and the certificates representing such additional shares, and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                                        2

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          (iii)   all Proceeds (as defined herein) of any and all of the
     foregoing Collateral (including, without limitation, proceeds that constitute property of the types described in clauses (i) and (ii) above).

     (b) As used herein, the term "Proceeds" shall have the meaning assigned to such term under Article 9 of the Uniform Commercial Code from time to time in effect in the State of New York (the "UCC"; provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Collateral Agent's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions) and, to the extent not otherwise included, shall include, but not be limited to, (i) any stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off; (ii) any option or other right, whether as an addition to, in substitution of or in exchange for any Pledged Shares or otherwise; (iii) distributions payable in property (whether real, personal, tangible, intangible, or mixed property; collectively "Property"); (iv) dividends or distributions on dissolution, or in partial or total liquidation, or from capital, capital surplus or paid-in surplus; (v) any and all payments (in any form whatsoever) made or due and payable to the Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator (a "Governmental Body"); and (vi) any and all other amounts from time to time paid or payable under or in connection with the Collateral.

3.   Security for Obligations.

          This Agreement secures the payment of all of the obligations and liabilities of any kind of the Pledgor under this Agreement and the Secured Agreements, now or hereafter existing in each case, whether liquidated, unliquidated, direct, indirect, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and whether for principal, interest, fees, costs, expenses or otherwise (whether arising or accruing before or after the occurrence of any "Event of Default" as defined in any Secured Agreement (each, an "Event of Default") and whether discharged, stayed or otherwise affected or allowed as a claim in any bankruptcy proceeding of the FCC License Subsidiary), and all costs, fees and expenses of the Collateral Agent, the Secured Parties, the Original Holders or the New Holders (including reasonable attorneys' fees and expenses and with respect to the Collateral Agent and reasonable allocated costs and expenses of in-house counsel and legal staff) incurred in enforcing, preserving and protecting its rights against the Pledgor, whether or not suit is instituted, as the foregoing obligations and liabilities may be amended, increased, modified, renewed, refinanced, refunded or extended from time to time (collectively, the "Secured Obligations").

          Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Secured Obligations and would be owed by the Pledgor to the Collateral Agent or the Secured Parties, the Original Holders or the New Holders

                                        3

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under this Agreement or the Secured Agreements, as the case may be, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Pledgor.

          The parties hereto intend to maintain the validity, effectiveness, enforceability, perfection and priority of the Original Security Agreement and this Agreement is intended, inter alia, to continue, increase and modify the obligations and indebtedness secured by the security interests and pledges created under the Original Security Agreement. Except as specifically provided herein and in the Intercreditor Agreement, this Agreement shall not have the effect of terminating, limiting, modifying or otherwise affecting the validity, effectiveness, enforceability, perfection and priority of the security interests or the pledges created under the Original Security Agreement, which is hereby ratified and confirmed, as set forth herein.

4.   Delivery of Collateral.

     (a) All certificates and other instruments at any time owned or acquired by the Pledgor representing or evidencing the Pledged Shares or any other Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, subject to the requirements of the Intercreditor Agreement, without notice to the Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Collateral. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

     (b) If there shall occur a change in applicable law or regulations regarding (i) the steps necessary to obtain and maintain a perfected security interest in any Collateral or (ii) the ability to obtain a security interest directly in any license granted by the Federal Communications Commission or Governmental Body succeeding to the functions thereof (the "FCC"), or if there is Collateral for which the foregoing procedures are not effective to perfect a security interest, the Pledgor will immediately upon its becoming aware thereof so notify the Collateral Agent and will deliver to the Collateral Agent an opinion of counsel setting forth the steps necessary for the Collateral Agent to obtain and maintain such a perfected security interest in the Collateral affected by such change or for which the foregoing procedures are not effective to perfect a security interest, and the Collateral Agent, instead of the actions specified in this Section 4, shall take such other action, as specified in such opinion of counsel, as will create and maintain such perfected security interest.

     (c) Upon the execution and delivery of this Agreement, the Pledgor will file, and the Collateral Agent hereby authorizes the filing of, proper financing statements, initial financing statements in lieu of continuation statements, or amendments to financing statements with the appropriate office or offices under the Uniform Commercial Code, covering the Collateral described in this Agreement and, thereafter, such renewals, amendments or continuations thereof or such additional financing statements in such

                                        4

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additional offices in such jurisdictions or in the appropriate filing offices in such additional jurisdictions as shall be required or reasonably desirable from time to time under the UCC in order to perfect and to continue the perfection of the security interest in the Collateral.

5.   Representations and Warranties.

          The Pledgor hereby represents and warrants to the Collateral Agent as follows:

     (a) Organization; Good Standing. The Pledgor is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified and in good standing in every other jurisdiction where it is doing business, except where the failure to be so qualified or maintain good standing would not have a Material Adverse Effect. The chief place of business and chief executive office of the Pledgor are located at 1500 Eckington Place, N.E., Washington, D.C. 20037.

     (b) Corporate Power; Authorization. The execution, delivery and performance by the Pledgor of this Agreement, and the performance and consummation of the transactions contemplated hereby, (i) are within the Pledgor's corporate authority; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the Pledgor's by-laws or charter; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality to which the Pledgor or its property is subject; and (v) will not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Pledgor is a party or by which the Pledgor or any of its property is bound (except for such conflict, breach, termination, default or acceleration as could not reasonably be expected to have a Material Adverse Effect). Subject to Section 21(f) hereof, no authorization, approval or action by, or notice to, or filing with, any governmental authority or regulatory body is required under existing laws and regulations on the date hereof (i) for the grant or perfection of the security interests contemplated hereby or for the execution, delivery or performance of this Agreement by the Pledgor, except as may be set forth in Section 4 with respect to actions to be taken by the Collateral Agent, or a financial intermediary holding Collateral and except for the filings referred to in Section 4(b) and 4(c) that may be required in the future, or (ii) for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or its rights and remedies in respect of the Collateral pursuant to this Agreement, except (A) as may be required in connection with the disposition of Collateral by laws affecting the offering and sale of securities, generally, and (B) with respect to Pledged Shares, for authorizations, approvals, notices and filings that may be required pursuant to regulations of the FCC (as defined herein), or any successor laws or regulations.

     (c) Enforceability. This Agreement is the legal, valid and binding obligation of the Pledgor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights or insolvent corporations generally, and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

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

     (d) Absence of Liens. It is the sole legal and beneficial owner of the Collateral free and clear of all Liens other than the security interest created by this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent under this Agreement.

     (e) Collateral. The Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Pledged Shares represent one hundred percent (100%) of the total number of shares of the FCC License Subsidiary which are issued and outstanding. There are (i) no outstanding or existing options, warrants or other securities exercisable for, or exchangeable for, or convertible into, capital stock of the FCC License Subsidiary and (ii) no agreements with respect to the issuance or sale of any of the foregoing.

     (f) Security Interest. This Agreement and the pledge of the Collateral pursuant hereto create a valid and perfected first priority security interest in the Collateral in favor of the Collateral Agent, securing the payment of all of the Secured Obligations, and all filings and other actions necessary or desirable as may be required by the Collateral Agent or the Secured Parties to perfect and protect such security interest have been duly taken.

6.   As to the Collateral.

     (a) So long as no event or circumstance which constitutes a Default shall have occurred and be continuing:

          (i) The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Secured Agreements; provided, however, that the Pledgor shall not exercise or refrain from exercising any such right without the consent of the Collateral Agent if, in the Collateral Agent's judgment, such action or inaction would have a Material Adverse Effect of the type described in clause (a), (b), (d) or (e) of the definition thereof.

          (ii) Any and all dividends and other distributions (whether or not in cash) paid or payable, and certificates, instruments and other Property received, receivable or otherwise distributed in respect of, or in exchange for, Collateral, shall be forthwith delivered to the Collateral Agent to be held as Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Collateral Agent and the Secured Parties, be segregated from the other Property of the Pledgor, and be forthwith delivered to the Collateral Agent, as Collateral in the same form as so received (with any necessary endorsement). Any cash dividends or distributions delivered to or otherwise held by the Collateral Agent pursuant to this Section 6, and any other cash constituting Collateral delivered to the Collateral Agent, shall be invested, at the written direction of the Pledgor (such direction to specify the particular investment to be made), by the Collateral Agent in Cash Equivalents.

          (iii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to subsection (i) or (ii) above.

     (b) Upon the occurrence and during the continuance of a Default (except as provided below), at the Collateral Agent's option and following written notice by the Collateral Agent to the Pledgor:

          (i) all rights of the Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 6(a)(i) shall cease. Except as provided in the prior sentence, after the occurrence and during the continuance of an Event of Default, all such voting and other consensual rights shall thereupon become vested in the Collateral Agent, who shall thereupon have the sole right to exercise such voting and other consensual rights, subject to the satisfaction of any regulatory requirements. Effective upon the occurrence and during the continuance of an Event of Default, the Pledgor hereby appoints the Collateral Agent the Pledgor's true and lawful attorney-in-fact and grants to the Collateral Agent an IRREVOCABLE PROXY to vote the Collateral in any manner the Collateral Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders. The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable; and

          (ii) the provisions of Section 6(a)(ii) shall continue in full force and effect, except that no dividends or distributions may be paid to the Pledgor.

          As used in this Agreement, the term "Material Adverse Effect" shall mean an effect resulting from any circumstance or event of whatever nature (including any adverse determination in any litigation) which does, or could reasonably be expected to, materially and adversely (a) impair the validity or enforceability of the Intercreditor Agreement or any of the Secured Agreements or the Collateral Agent's or any Secured Party's rights or remedies with respect thereto; (b) cause a Default; (c) affect the business, property, business prospects, operations, or financial or other condition of the FCC License Subsidiary or Pledgor; (d) impair or affect the Collateral or the Collateral Agent's Liens on the Collateral or the priority of such Liens; or (e) impair or affect the ability of the Pledgor to perform its obligations hereunder or under any of the Secured Agreements.

     (c) In the event that all or any part of the securities or instruments constituting the Collateral are lost, mutilated, destroyed or wrongfully taken while such securities or instruments are in the possession of the Collateral Agent, the Pledgor agrees that it will cause the delivery of new securities or instruments in place of the lost, mutilated, destroyed or wrongfully taken securities or instruments upon request therefor by the Collateral Agent without the necessity of any indemnity bond or other security other than the Collateral Agent's agreement or indemnity therefor customary for security agreements similar to this Agreement.

7.   Additional Shares.

     (a) The Pledgor agrees that it will cause the FCC License Subsidiary not to issue any Stock of any kind.

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     (b)  Without derogating from paragraph (a) of this Section 7, in the event that, during the term of this Agreement:

          (i) any stock dividend, stock split, reclassification, readjustment, or other change is declared or made in the capital structure of the FCC License Subsidiary, all new, substituted, and additional shares, or other securities, issued by reason of any such change and received by the Pledgor (directly or indirectly) or to which the Pledgor shall be entitled shall be promptly delivered or otherwise transferred to the Collateral Agent, together with undated stock powers endorsed in blank by the Pledgor, and shall thereupon constitute additional Collateral to be held by the Collateral Agent under the terms of this Agreement; and

          (ii) any subscriptions, warrants or any other rights or options shall be issued in connection with the Pledged Shares, all new stock or other securities acquired through such subscriptions, warrants, rights or options, and all additional shares of capital stock of the FCC License Subsidiary or any successor in interest thereto from time to time acquired by the Pledgor (directly or indirectly) in any manner whatsoever (including, without limitation, any shares of preferred stock issued by the FCC License Subsidiary) together with appropriate stock powers by the Pledgor, shall be promptly delivered or otherwise transferred to the Collateral Agent and shall thereupon constitute Collateral to be held by the Collateral Agent under the terms of this Agreement.

8.   Payment of Taxes and Claims.

          The Pledgor shall make payment of (i) all taxes, assessments, license fees, levies and other charges of Governmental Bodies imposed upon it which if unpaid, could reasonably be expected to have a Material Adverse Effect or become a Lien on the Property of the Pledgor, unless and to the extent only that such taxes, assessments, charges, license fees, levies and other charges shall be contested in good faith and by appropriate proceedings diligently conducted by the Pledgor and the Collateral Agent has received prompt notice of such contest,
(ii) all taxes, assessments, license fees, levies and other charges of Governmental Bodies on any of the Collateral before any penalty or interest accrues thereon, unless and to the extent only that such taxes, assessments, charges, license fees, levies and other charges shall be contested in good faith and by appropriate proceedings diligently conducted by the Pledgor and the Collateral Agent has received prompt notice of such contest, before any penalty or interest accrues thereon, and (iii) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums materially adversely affecting the Collateral, which have become due and payable and which by law have or may become a Lien upon any of the Collateral prior to the time when any penalty or fine shall be incurred with respect thereto, unless and to the extent such claim is being contested in good faith and by appropriate proceedings diligently conducted by the Pledgor, the Collateral Agent has received prompt notice of such contest, any proceeding to place a lien on the Collateral or to enforce a lien on the Collateral has been stayed and such contest is not reasonably expected to have a Material Adverse Effect.

                                        8

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9.   Covenants and Agreements.

          The Pledgor covenants and agrees that on and after the date hereof until the payment in full of the Secured Obligations and the termination and discharge of the Secured Agreements, unless the Collateral Agent shall otherwise consent in writing:

     (a) At any time and from time to time, upon the request of the Collateral Agent (at the written direction of the Acting Secured Parties (as defined below)), and at the sole expense of the Pledgor, the Pledgor shall promptly do, file, record, execute and deliver any and all such further notices, instruments and documents and will take such further action as may be necessary or reasonably desirable to obtain, protect and perfect the security interests granted hereby and enforce and give effect to the rights, remedies and powers hereunder, including, without limitation, the recording or filing of all instruments and documents reasonably necessary to perfect and protect the perfection of the security interests granted hereby under Articles 8 or 9 of the Uniform Commercial Code in effect in any applicable jurisdiction. In connection therewith, the Collateral Agent is hereby irrevocably authorized and empowered as the Pledgor's attorney-in-fact, solely to make, at the Collateral Agent's option, all filings and to give all other notices as it shall reasonably deem necessary with respect to any of the Collateral, all of which may be done with or without the signature of the Pledgor. The Pledgor agrees that the foregoing power constitutes a power coupled with an interest which shall survive until the payment in full of all of the Secured Obligations. The Pledgor agrees to reimburse the Collateral Agent on demand for any actual and reasonable expenses (including reasonable attorneys' fees and expenses with respect to the Collateral Agent, including reasonable allocated costs and expenses of in-house counsel and legal staff) incurred by the Collateral Agent in connection with such matters and, until such reimbursement, such expenses shall be a part of the Secured Obligations. The Pledgor agrees that the Collateral Agent is authorized and empowered to file financing statements and continuation statements with respect to the Collateral in such jurisdictions as it deems appropriate. "Acting Secured Parties" shall mean, as of any date of determination, the Secured Parties holding (or, in the case of the Original Trustee and the New Trustee, acting as trustee for the Original Notes or the New Notes, as applicable) more than 20% of the sum of (a) the unpaid principal amount of the Original Notes,
(b) the unpaid Accreted Value of the New Notes, (c) the unpaid Accreted Value of the Convertible Notes, (d) the unpaid principal amount owing under the GM Convertible Notes, (e) the unpaid principal amount owing under the GM Loan Agreement, and (f) the unpaid principal amount owing under the Additional Debt (if any), or, if such debt is issued at a discount, the unpaid accreted value of such Additional Debt. Any action taken by the Original Trustee or the New Trustee shall constitute an action on behalf of all of the Original Holders or New Holders, as applicable, without regard to the percentage of the Original Holders or New Holders directing or authorizing the Original Trustee or the New Trustee to take such action.

     (b) The Pledgor shall defend its ownership interest in and to the Collateral and the Collateral Agent's security interest in and to the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the interests of the Collateral Agent.

     (c) The Pledgor shall, at all times, maintain or cause to be maintained accurate books and records with respect to the Collateral, and shall promptly furnish to the Collateral Agent such

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information concerning such Collateral as the Collateral Agent may from time to time reasonably request at the written direction of the Acting Secured Parties. The Collateral Agent and its designees are hereby given the right, at the Pledgor's expense, to inspect and copy, following prior notice to the Pledgor and during regular business hours, or the Pledgor shall furnish the Collateral Agent with copies of, all records and documents reasonably required by the Collateral Agent relating to the Collateral.

     (d) The Pledgor shall not further hypothecate, assign, pledge, encumber, transfer, sell or otherwise dispose of, or grant any option with respect to, or create or suffer to exist a security interest in, or a Lien on, the Collateral or any portion thereof, except for the pledge, assignment and security interest created by this Agreement in favor of the Collateral Agent. The inclusion of "Proceeds" of the Collateral under the security interest granted herein shall not be deemed a consent by the Collateral Agent to any sale or other disposition of any Collateral except as expressly permitted herein.

     (e) The Pledgor shall promptly notify the Collateral Agent of any change occurring in or to the Collateral, of a change in the Pledgor's mailing address, of any material change in any fact or circumstance warranted or represented by the Pledgor in this Agreement or furnished to the Collateral Agent, or if any Event of Default shall have occurred. The Pledgor shall not change its name or jurisdiction of organization unless it (i) shall have notified the Collateral Agent in writing, which notice shall identify such new proposed name or jurisdiction of organization and shall be delivered at least thirty (30) days prior to any such change and (ii) shall have taken all actions necessary to maintain the continuous validity and perfection of the Collateral Agent's security interest in the Collateral intended to be granted hereby.

     (f) The Pledgor shall not, without the prior written consent of the Collateral Agent, sign or file or authorize the signing or filing of any document, financing statement or instrument creating or perfecting, or purporting to create or perfect, any Lien or other encumbrance on all or any part of its Collateral except in favor of the Collateral Agent as required hereby.

     (g) The security interest granted hereby constitutes and shall at all times constitute a perfected continuing first priority security interest in the Collateral.

10.  The Collateral Agent Appointed Attorney-in-Fact.

          Effective upon the occurrence and during the continuance of an Event of Default, the Pledgor hereby irrevocably appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in the Collateral Agent's discretion, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

     (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral and/or extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any Collateral or obligations, without otherwise discharging or affecting the Secured Obligations, the Collateral or the security interests granted by this Agreement,

     (b) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral, and

     (c) to receive, indorse and collect any drafts or other instruments and documents made payable to the Pledgor in connection with clause (a) above or representing any dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

          The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable.

11.  The Collateral Agent May Perform.

          If the Pledgor fails to perform any agreement contained herein or make payment of any amount required hereunder, the Collateral Agent may itself perform, or cause performance of, or provide payment for the performance thereof, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by the Pledgor under Section 15 of this Agreement and any such payment made shall be deemed an advance by the Collateral Agent to the Pledgor, payable on demand together with interest at the interest rate then payable under the Original Indenture.

12.  The Collateral Agent's Duties.

          The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, including the filing of any financing or continuation statements relating to the Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own Property, it being understood that the Collateral Agent shall not be under any obligation to (a) ascertain or take action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (b) take any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral, but may do so at its option, and all reasonable expenses incurred in connection therewith shall be for the sole account of the Pledgor, and shall be added to the Secured Obligations. No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

13.  Notice of Event of Default.

          The Pledgor agrees to notify the Collateral Agent of the occurrence of an Event of Default promptly upon its obtaining knowledge thereof.

14.  Remedies.

          Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may, subject to the requirements of the Intercreditor Agreement and regulatory requirements, exercise any and all remedies and other rights provided under this Agreement and by applicable law, including, without limitation, the following:

     (a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may without notice, except as specified below, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

     (b) Any cash held by the Collateral Agent as Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral shall be held by the Collateral Agent as Collateral for, and then or at any time thereafter applied (after the payment of any amounts payable to the Collateral Agent pursuant to Section 15 hereof) in whole or in part by the Collateral Agent for the benefit of the Secured Parties against the Secured Obligations in such order of application as is required by the Intercreditor Agreement.

     (c) The Pledgor acknowledges and agrees that the Collateral Agent may elect, with respect to the offer or sale of any or all of the Collateral, to conduct such offer and sale in such a manner as to avoid the need for registration or qualification of the Collateral or the offer and sale thereof under any federal or state securities laws and that the Collateral Agent is authorized to comply with any limitation or restriction in connection with such sale as counsel may advise the Collateral Agent is necessary in order to avoid any violation of applicable law, including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral, or in order to obtain any required approval of the sale or of the purchaser by any Governmental Body. The Pledgor further acknowledges and agrees that any such transaction may be at prices and on terms less favorable than those which may be obtained through a public sale and not subject to such restrictions and agrees that, notwithstanding the foregoing, the Collateral Agent is under no obligation to conduct any such public sale and may elect to impose any or all of the foregoing restrictions, or any other restrictions which may be necessary or desirable in order to avoid any such registration or qualification, at its sole discretion or with the consent or direction of the parties entitled to give direction pursuant to the Intercreditor Agreement, and that any such offer and sale shall, taking into account the possible restrictions on such offer and sale described in this subsection (c), be conducted in a commercially reasonable manner.

     (d) The Pledgor hereby expressly waives and covenants not to assert any appraisement, valuation, extension, redemption or similar laws, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of this Agreement.

15.  Expenses.

          The Pledgor will upon demand make payment to the Collateral Agent of any and all reasonable out-of-pocket sums, costs and expenses, which the Collateral Agent may pay or incur pursuant to the provisions of this Agreement or in perfecting, defending, protecting or enforcing this Agreement or the security interests granted herein or in enforcing payment of all of the Secured Obligations or otherwise in connection with the provisions hereof, including, but not limited to court costs, reasonable collection charges, reasonable travel expenses, and reasonable attorneys' fees and expenses (including with respect to the Collateral Agent, the reasonable allocated costs and expenses of in-house counsel and legal staff) all of which together with interest at the highest rate then payable under the Original Indenture, shall be part of the Secured Obligations. The covenants contained in this Section 15 shall survive payment or satisfaction in full of all other of the Secured Obligations.

16.  Repayment in Bankruptcy, etc.

          Notwithstanding anything to the contrary contained in this Agreement, if, at any time or times subsequent to the payment of all or any part of the Secured Obligations, the Collateral Agent shall be required to repay any amounts previously paid by or on behalf of the FCC License Subsidiary or the Pledgor in reduction thereof by virtue of an order of any court having jurisdiction thereof, including, without limitation, as a result of an adjudication that such amounts constituted preferential payments or fraudulent conveyances, the Pledgor unconditionally agrees to make payment to the Collateral Agent within 10 days after demand of the amount of such repayment, together with interest on such amount from the date of such repayment by the Collateral Agent to the date of payment to the Collateral Agent at the default interest rate set forth in the Original Indenture.

17.  No Segregation of Moneys; No Interest.

          No moneys or any other property received by the Collateral Agent hereunder need be segregated in any manner except to the extent required by law, and any such moneys or other

Property may be deposited under such general conditions as may be prescribed by law applicable to the Collateral Agent, and the Collateral Agent shall not be liable for any interest thereon.

18.  Continuing Security Interest; Termination.

     (a) This Agreement shall create a continuing perfected first security interest in the Collateral and shall (i) remain in full force and effect until the termination of the Intercreditor Agreement pursuant to Section 8.10 thereof or, if later, payment in full of the Secured Obligations, (ii) be binding upon the Pledgor, its successors and assigns and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the Secured Parties, the Original Holders and the New Holders and their respective successors, transferees and assigns.

     (b) Upon termination of this Agreement, the Collateral Agent shall, at the request and expense of the Pledgor, cause to be assigned, transferred and delivered, against receipt but without recourse, warranty or representation whatsoever, any remaining Collateral, to or on the order of the Pledgor, and shall execute and deliver to the Pledgor an instrument or instruments acknowledging the release of such Collateral from the Lien of this Agreement.

19.  Notices.

          All notices and other communications provided for hereunder shall be in writing (including telecopy) and mailed, telecopied or delivered to it, if to the Pledgor, addressed to it at XM Satellite Radio Inc., 1500 Eckington Place, N.E., Washington, D.C. 20002, Attention: Chief Executive Officer, if to the Collateral Agent, at the address of the Collateral Agent specified in the Intercreditor Agreement, or as to any party at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed or telecopied, be effective when deposited in the mails or transmitted by telecopier, respectively.

20.  Margin Regulations.

          The Pledgor shall take such steps as may be necessary so that it shall comply with Regulations T, U and X (in so far as Regulation X applies to Regulations T and U) promulgated by the Board of Governors of the Federal Reserve System, in each case as in effect from time to time and to the extent such Regulations are at the time applicable to the Notes issued by the Pledgor.

21.  Other Provisions.

     (a) Except as expressly provided in this Agreement, the Pledgor hereby waives presentment, demand for payment, notice of default, nonperformance and dishonor, protest and notice of protest of or in respect of the Secured Agreements or the Secured Obligations, notice of acceptance of this Agreement and reliance hereupon by the Collateral Agent and notice of any sale of collateral security or any default of any sort.

     (b) The Pledgor waives all errors or omissions of the Collateral Agent in connection with the administration of the security interests created hereby and the Collateral, except errors or omissions which constitute gross negligence or willful misconduct.

     (c) The Pledgor agrees that the Collateral Agent, any Secured Party, any Original Holder and any New Holder may at any time, without notice to or consent of the Pledgor, and without in any manner affecting the liability of the Pledgor hereunder, amend, modify or waive any term or condition of any Secured Agreement and any of the other Secured Obligations and any collateral security therefor and otherwise deal with Pledgor as if this Agreement did not exist.

     (d) The Pledgor is not relying upon the Collateral Agent to provide to the Pledgor any information concerning the FCC License Subsidiary, including, without limitation, information which might have a Material Adverse Effect, and the Pledgor has made arrangements satisfactory to the Pledgor to obtain from the FCC License Subsidiary on a continuing basis such information concerning the FCC License Subsidiary as the Pledgor may desire.

     (e) In addition to all other rights it may have at law or otherwise, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent is hereby authorized at any time and from time to time, without notice, to set-off against any and all obligations which the Collateral Agent may owe to the FCC License Subsidiary or the Pledgor, of any kind or nature, and the Pledgor shall continue to be liable to the Collateral Agent for any deficiency with interest at the applicable interest rate forth in the Original Indenture.

     (f) Notwithstanding anything to the contrary contained in Secured Agreements or in any other agreement, instrument or document executed by the Pledgor in connection with the Secured Agreements, the Collateral Agent will not take any action pursuant to this Agreement or any document referred to above which would constitute or result in any assignment of any FCC license or any change of control (whether de jure or de facto) of the Pledgor or the FCC License Subsidiary if such assignment of any FCC license or change of control would require, under then existing law, the prior approval of the FCC without first obtaining such prior approval of the FCC. Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, subject to terms and conditions of this Agreement, the Pledgor agrees to take any action that the Collateral Agent may reasonably request in order to obtain from the FCC such approval as may be necessary to enable the Collateral Agent to exercise and enjoy, the full rights and benefits granted to the Collateral Agent by this Agreement and the other documents referred to above, including specifically, at the cost and expense of the Pledgor, the use of its best efforts to assist in obtaining approval of the FCC for any action or transaction contemplated by this Agreement for which such approval is or shall be required by law, and specifically, without limitation, upon request, to prepare, sign and file with the FCC the assignor's or transferor's portion of any application or applications for consent to the assignment of license or transfer of control necessary or appropriate under the FCC's rules and regulations for approval of
(i) any sale or other disposition of the Collateral by or on behalf of the Collateral Agent, or (ii) any assumption by the Collateral Agent of voting rights in the Collateral effected in accordance with the terms of this Agreement. It is understood and agreed that all foreclosure and related actions will be made in accordance with the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder, as from time to time in effect (the

"Communications Act") and other applicable FCC regulations and published policies and decisions.

     (g) The Pledgor agrees to indemnify and hold harmless the Collateral Agent, the Secured Parties, the Original Holders and the New Holders, the respective affiliates of the Collateral Agent, the Secured Parties, the Original Holders and the New Holders, and the respective officers, directors, employees, agents (including, without limitation each of their counsel), and controlling persons of the Collateral Agent, the Secured Parties, the Original Holders and the New Holders, and each such affiliate (each, an "Indemnified Party") from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel and with respect to the Collateral Agent, reasonably allocated costs and expenses of in-house counsel and legal staff) of every nature and character arising out of or in connection with any actual or threatened claim, litigation, investigation or proceeding relating to this Agreement or the Secured Agreements or the transactions contemplated hereby or thereby (other than any such actions or expenses resulting from the gross negligence or willful misconduct of the Indemnified Parties seeking indemnity under this Agreement), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of in-house counsel and legal staff incurred in connection with any such investigation, litigation or other proceeding whether or not such Indemnified Party is a party thereto, and the Pledgor agrees to reimburse each Indemnified Party, upon demand, for all out-of-pocket costs and expenses (including, without limitation, the reasonable fees and disbursements of counsel and with respect to the Collateral Agent, reasonably allocated costs and expenses of in-house counsel and legal staff) incurred in connection with any of the foregoing. In litigation, or the preparation therefor, the Collateral Agent, the Secured Parties, the Original Holders and the New Holders shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Pledgor agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Pledgor under this Section 21(g) are unenforceable for any reason, the Pledgor hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

          The Pledgor shall not make any claim against any Indemnified Party for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefor is based in contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the transactions contemplated by, and the relationship established by the Secured Agreements or any act, omission or event occurring in connection therewith, and the Pledgor hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in the Pledgor's favor.

          The covenants contained in this Section 21(g) shall survive payment or satisfaction in full of all other of the Secured Obligations.

     (h) The Pledgor hereby appoints C T Corporation System (the "Process Agent") located at 111 Eighth Avenue, New York, New York 10011, as its legally authorized process agent to accept service on behalf of the Pledgor.

     (i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any conflicts of laws principles other than New York General Obligations Law Sections 5-1401 and 5-1402. The Pledgor agrees that any suit for the enforcement of this Agreement may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and service of process in any such suit being made upon the Pledgor by mail to the Process Agent at the address specified in Section 21(h). The Pledgor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

     (j) This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

     (k) This Agreement and any other documents executed in connection herewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 21(m).

     (l) The Pledgor hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement, or any of the other loan documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations.

          Except as prohibited by law, the Pledgor hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Pledgor (a) certifies that no agent or representative of the Collateral Agent, the Secured Parties or any Holder, has represented, expressly or otherwise, that the Collateral Agent, any Secured Party or any Holder, as the case may be, would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Collateral Agent, the Secured Parties, the Original Holders and the New Holders have been induced to enter into this Agreement and Secured Agreements, as applicable, based on, among other things, the waivers and certifications contained herein.

     (m) Any consent or approval required or permitted by this Agreement to be given by the Collateral Agent may be given, and any term of this Agreement, may be amended, and the performance or observance by the Pledgor of any terms of this Agreement, or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Pledgor and the written consent of the Collateral Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Collateral Agent or any Secured Party in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the

Pledgor shall entitle the Pledgor to other or further notice or demand in similar or other circumstances.

     (n) Notwithstanding the foregoing, this Agreement may be amended, revised and supplemented only with the consent of the parties hereto and in accordance with the requirements of Sections 6.6 and 6.7 of the Intercreditor Agreement.

     (o) The Pledgor hereby waives any and all rights against immunity from jurisdiction, attachment (both before and after judgment) and execution to which it might be entitled.

     (p) The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

          IN WITNESS WHEREOF, the Pledgor has caused this Agreement to be duly executed and delivered as of the date hereof.

                                   XM SATELLITE RADIO INC.


                                   By:      /s/ Joseph M. Titlebaum
                                      ------------------------------------------
                                   Name:  Joseph M. Titlebaum
                                   Title: Senior Vice President, General Counsel
                                          and Secretary

Accepted and Agreed to:

THE BANK OF NEW YORK,
 as Collateral Agent

By: /s/ John Guiliano
    ---------------------------------
    Name:  John Guiliano
    Title: Vice President

                                   SCHEDULE I

                                 Pledged Shares

100 shares of common stock, par value $.01 per share, of XM Radio Inc.